FORM 4
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person*

         Watson                       Gordon
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           (Last)                     (First)                   (Middle)

         c/o GraphOn Corporation
         11711 South East 8th Street, Suite 215
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                                     (Street)

        Bellevue                       WA                      98005
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         (City)                      (State)                   (Zip)

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2.       Issuer Name and Ticker or Trading Symbol

        GraphOn Corporation - GOJO
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3.       I.R.S. Identification Number of Reporting Person, if an
         entity (Vountary)

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4.       Statement for Month/Year

         July 2002
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5.       If Amendment, Date of Original (Month/Year)


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6.       Relationship of Reporting Person(s) to Issuer
                     (Check all applicable)

         [ X ]   Director                       [   ]   10% Owner
         [   ]   Officer (give title below)     [   ]   Other (specify below)


                     ------------------------------------
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7.       Individual or Joint/Group Filing
             (Check Applicable Line)

         [ X ]  Form filed by One Reporting Person
         [   ]  Form filed by More than One Reporting Person

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

                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

================================================================================================================================
1. Title of             2. Trans-    3. Trans-      4. Securities Acquired      5. Amount of         6. Owner-     7. Nature of
   Security                action       action         (A) or Disposed of          Securities Bene-     ship          Indirect
   (Instr. 3)              Date         Code           (D) (Instr. 3, 4            ficially Owned       Form: Di-     Beneficial
                          (Month/       (Instr. 8)     and 5)                      at End of            rect (D)      Ownership
                           Day/                                                    Month                or Indi-      (Instr. 4)
                           Year)                                                   (Instr. 3 and        rect (I)
                                                                                   4)                   (Instr. 4)
                                                    ------ --------- --------
                                                             (A)or
                                     Code     V     Amount   (D)       Price
---------------------   -----------  ----- -------  --------------------------  -------------------  ------------  -------------
----------------------  -----------  ----- -------  --------------------------  -------------------  ------------  -------------
----------------------  -----------  ----- -------  --------------------------  -------------------  ------------  -------------
----------------------  -----------  ----- -------  --------------------------  -------------------  ------------  -------------
----------------------  -----------  ----- -------  --------------------------  -------------------  ------------  -------------
----------------------  -----------  ----- -------  --------------------------  -------------------  ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).


                           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

--------- ---------- ---------  --------   ----------  ---------------  -------------- ---------- --------- ---------- -----------
1.Title   2.Conver-  3.Trans-   4.Trans-   5.Number       6.Date         7. Title      8.Price   9.Number   10.Owner-  11.Nature
  of        sion       action     action     of             Exer-           and          of        of          ship       of
  Deri-     or Ex-     Date       Code       Deri-          cisable         Amount       Deri-     Deri-       Form of    Indirect
  vative    ercise     (Month/    (Instr.    vative         and             of Under-    vative    vative      Deri-      Bene-
  Secur-    Price      Day/       8)         Secur-         Expir-          lying        Secur-    Secur-      vative     ficial
  ity       of         Year)                 ities          ation           Secur-       ity       ities       Secur-     Owner-
  (Instr.   Deri-                            Acquired       Date            ities        (Instr.   Bene-       ity:       ship
  3)        vative                           (A) or         (Month/         (Instr.      5)        ficially    Direct     (Instr.
            Secur-                           Disposed       Day/            3 and 4)               Owned       (D) or     4)
            ity                              of (D)         Year)                                  at End      Indirect
                                             (Instr.   ------- -------  -------  ------            of Month    (I)
                                             3, 4      Date     Expir-   Title   Amount            (Instr.     (Instr.
                                             and 5)    Exer-    ation            or                4)          4)
                                                       cisable  Date             Number
                                          ----- ------                           of
                                Code  V     (A)   (D)                            Shares
--------- ---------- ---------  ---- ---- ----- ------ ------- -------  ------- ------- --------- --------- ---------- ----------
Non-       $0.09     7/23/02    A    V    40,000       7/23/02 7/23/12  Common  40,000            40,000     I         By trust(2)
Qualified                                              (1)              Stock
Stock
Options
--------- ---------- ---------  ---- ---- ----- -----  ------- -------  ------- ------- -------- ---------- ---------- ----------
--------- ---------- ---------  ---- ---- ----- -----  ------- -------  ------- ------- -------- ---------- ---------- ----------
--------- ---------- ---------  ---- ---- ----- -----  ------- -------  ------- ------- -------- ---------- ---------- ----------
--------- ---------- ---------  ---- ---- ----- -----  ------- -------  ------- ------- -------- ---------- ---------- ----------
--------- ---------- ---------  ---- ---- ----- -----  ------- -------  ------- ------- -------- ---------- ---------- ----------
--------- ---------- ---------  ---- ---- ----- -----  ------- -------  ------- ------- -------- ---------- ---------- ----------
--------- ---------- ---------  ---- ---- ----- ----- ------- -------  ------- ------- --------- -------------------- ----------
--------- ---------- ---------  ---- ---- ----- ----- ------- -------  ------- ------- --------- -------------------- ----------

Explanation of Responses:

(1)  The  options  are  subject  to  vesting  in   thirty-three   equal  monthly
     installments beginning on October 23, 2002.

(2) The options are held by a trust for which the Reporting Person and his spouse serve as trustees. The Reporting Person disclaims beneficial ownership of shares of GraphOn Corporation options held by the trust except to the extent of his pecuniary interest therein.



     /s/Gordon Watson                                         8/9/02
     ---------------------------------------------       ------------------
     **Signature of Reporting Person                            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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